March 27, 2013

By Electronic Mail

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: *China Education Alliance, Inc.*
File No.: 000-52092

To Whom It May Concern:

Sherb & Co. has received a copy of the statements being made by China Education Alliance, Inc. in Item 4.02 of its Form 8-K filed with the Securities and Exchange Commission on March 21 2013, entitled "Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review." Sherb & Co. has reviewed the statements made by the registrant, and summarizes its position below.

Sherb & Co. cannot agree or disagree with China Education Alliance's statements regarding the information it received from the Securities and Exchange Commission or statements concerning China Education Alliance's continued belief of the accuracy of the affected audit reports.

Sherb & Co. agrees with the identification of the financial statements that should no longer be relied upon, that China Education Alliance has not discussed this matter with Sherb & Co., and that China Education Alliance provided Sherb & Co. with a copy of the 8-K and requested it furnish this letter.

Sherb & Co. disagrees with the date China Education Alliance states it was advised of the compliance issue. Sherb & Co. sent two registered letters **(USPS Registration #RE955440165US and #RE955440179US)** to China Education Alliance one to CEO Xiqun Yu, and one to CFO Cloris Li, on January 31, 2013. The United States Postal Service **(800-222-1811)** confirmed that these letters were delivered on February 14 and 15, 2013. Sherb & Co. also sent a letter via FedEx **(FedEx Tracking #794648589138)** to China Education Alliance's new auditor, Albert Wong & Co., Hong Kong, on January 31, 2013, which was confirmed delivered on February 4, 2013.

PCAOB Form 3 was filed pursuant to regulatory requirement as a matter required to be reported under Item 2.1, which reads as follows:

"The Firm has withdrawn an audit report on financial statements, or withdrawn its consent to the use of its name in a report, document, or written communication containing an issuer's financial statements, and the issuer has failed to comply with a Commission requirement to make a report concerning the matter pursuant to Item 4.02 of Commission Form 8-K."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Sherb & Co., LLP

Sherb & Co, LLP